May 8, 2017

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

LongFin Corp

We hereby consents to the inclusion vn the Offering Circular filed under Regulation A Tier 2 on Form 1-A of Longfin Corp of our reports dated May 8, 2017, with respect to the balance sheets of Longfin Corp as of February 28, 2017 and the related btatements of operations, shareholder's equity and cash flows for the period from February 1, 2017 (inception) to February 28, 2017 and ths related notes to the financial statements and our reports dated May 8, 2017, with respect to the balance sheets of Stampede Tradex Pte. Ltd. of March 31, 2016 and 2015 and the related statements of operations, shareholder's equity and cafh flows for the years then ended and the related notes to the financial statements.

/s/AJSH & Co LLP

AJSH & Co LLP

New Delhi, India

May 8, 2017